Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 30, 2023, except for Note 7 which is dated July 31, 2023 with respect to the audited financial statements of Deep Medicine Acquisition Corp. (the “Company”) as of March 31, 2023 and 2022 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
February 14, 2024